EXHIBIT 99.1
JOHN B. SANFILIPPO & SON, INC.
NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine Chief Financial Officer 847-214-4509
FOR IMMEDIATE RELEASE
THURSDAY APRIL 28, 2011
Quarterly Comparison Overview:
•	Net sales increased by 21.4%

•	Sales volume increased by 1.1%

•	Gross profit decreased by 26.3%

•	Net loss increased to $5.6 million
Elgin, IL, April 28, 2011 — John B. Sanfilippo & Son, Inc. (Nasdaq: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2011 third quarter. The net loss for the current quarter was $5.6 million, or $0.53 per share diluted, compared to a net loss of $1.9 million, or $0.18 per share diluted, for the third quarter of fiscal 2010. Net income for the first three quarters of fiscal 2011 was $0.6 million, or $0.06 per share diluted, compared to net income of $11.7 million, or $1.09 per share diluted, for the first three quarters of fiscal 2010.
Including the sales of products of Orchard Valley Harvest, Inc. (“OVH”) (the acquisition of OVH by the Company was completed in the fourth quarter of fiscal 2010), net sales increased to $137.4 million for the third quarter of fiscal 2011 from $113.2 million for the third quarter of fiscal 2010. Including sales volume associated with OVH products, sales volume for the current quarter, measured as pounds shipped to customers, increased by 1.1% in comparison to sales volume for the third quarter of fiscal 2010. The increase in net sales was primarily attributable to price increases implemented in the first three quarters of the current fiscal year. The sales volume increase primarily was driven by a volume increase in the consumer distribution channel, which was attributable to sales of OVH products. Before considering the sales of OVH products, third quarter net sales would have increased by 10.8%, and sales volume would have declined by 5.9% in the quarterly comparison.
Including the sales of OVH products, net sales increased to $507.8 million for the first three quarters of fiscal 2011 from $420.1 million for the first three quarters of fiscal 2010. Including sales volume associated with OVH products, sales volume for the first three quarters of fiscal 2011 increased by 4.8% in comparison to sales volume for the first three quarters of fiscal 2010. The increase in net sales was attributable primarily to price increases. As was the case in the quarterly comparison, the sales volume increase in the year to date comparison primarily was driven by a volume increase in the consumer distribution channel. The increase in sales volume in the consumer channel was attributable to sales of

OVH products and increases in sales of all other major products except peanut products. Before considering the sales of OVH products, net sales would have increased by 11.4%, and sales volume would have declined by 1.6% in the year to date comparison.
The gross profit margin, as a percentage of net sales, decreased from 12.0% for the third quarter of fiscal 2010 to 7.3% for the current quarter. The gross profit margin for the current quarter declined in the quarterly comparison primarily because the implementation of price increases was not completed until the end of February while acquisition costs of tree nuts were significantly higher throughout the entire current quarter. Increased global demand for tree nuts was the primary driver for the increase in acquisition costs. The current quarter’s gross profit also was reduced by $0.7 million for the relocation of the OVH Modesto, CA facility to the Gustine, CA and Elgin, IL facilities while the gross profit for last year’s third quarter was reduced by $0.4 million for a supplier recall related to black pepper.
The current year to date gross profit margin, as a percentage of net sales, decreased from 16.7% for the first three quarters of fiscal 2010 to 11.4%. The decrease in the gross profit margins was almost entirely attributable to significantly higher acquisition costs for tree nuts to the extent that they were not offset by price increases implemented during those periods.
Total operating expenses for the current quarter decreased to 12.8% of net sales from 13.2% of net sales for the third quarter of fiscal 2010. Total operating expenses for the current year to date period decreased to 10.2% of net sales from 11.1% of net sales for the same year to date period in fiscal 2010. The decline in total operating expenses as a percentage of net sales in both comparisons was due mainly to a higher sales base. Total operating expenses increased by $2.6 million and by $5.5 million in the quarterly and year to date comparisons, respectively. The increases in total operating expenses in quarterly and the year to date comparisons were driven in part by increases in freight, base compensation, brand support and brokerage commission expenses. The increases in total operating expenses were offset to a large extent by the reduction in incentive compensation expense under the Company’s economic value added incentive compensation plan. The reduction in incentive compensation expense includes the estimated forfeiture of previously accrued for incentive compensation due to current year performance. Total operating expenses in the current quarter also included $1.5 million accrued for the cost of an anticipated settlement of a pending legal matter, $0.5 million related to amortization of OVH intangible assets and $0.3 million for the loss related to the write-off of certain OVH machinery and equipment resulting from the relocation of the OVH facility. The increases in these total operating expenses for the current quarter were offset in part by $0.3 million reduction in the accrued liability for estimated costs related to the pistachio recall that occurred in the third quarter of fiscal 2009. For the current year to date period, total operating expenses also included $2.6 million accrued for the cost of an anticipated settlement of a pending legal matter, $1.5 million for an increase in the projected earn-out payments related to the OVH acquisition, $1.5 million related to amortization of OVH intangible assets and $0.7 million for the loss related to the write-off of certain OVH machinery and equipment resulting from the relocation of the OVH facility. The increases in these total operating expenses for the current year to date period were offset in part by $1.4 million for a reduction in the liability related to the pistachio recall that occurred in the third quarter of fiscal 2009 and the receipt of compensation from the pistachio supplier for the costs associated with that recall.

Interest expense for the third quarter of fiscal 2011 increased to $1.7 million from $1.4 million for the third quarter of fiscal 2010. Interest expense for the current year to date period was $4.7 million compared to $4.2 million for the first three quarters of fiscal 2010. The increase in interest expense in the quarterly and year to date comparisons primarily resulted from higher average short-term debt levels during both periods, which were driven by significantly higher acquisition costs for tree nuts.
As a result of higher acquisition costs for tree nuts, the value of total inventories on hand at the end of the current third quarter increased by $33.5 million or 26.9% when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2010. For the same reason, the weighted average cost per pound of raw nut input stocks on hand at the end of the current quarter increased by 46.3% compared to the weighted average cost per pound of raw nut input stocks on hand at the end of last year’s third quarter. Pounds of raw nut input stocks at the end of the current quarter decreased by 7.9 million pounds or 12.3% when compared to the quantity of raw nut input stocks on hand at the end of the third quarter of fiscal 2010. The decrease in the quantity of raw nut input stocks occurred despite the need to carry additional raw nut input stocks to support the production of OVH products.
“As we noted above, acquisition costs for tree nuts throughout the entire current quarter were significantly higher than they were a year ago,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “The decline in gross profit margin in the quarterly comparison occurred because the process of increasing prices in all distribution channels was not completed until the end of February,” Mr. Sanfilippo noted. “March marked the first month since acquisition costs began to rise earlier in the current fiscal year where our sales prices and acquisition costs were better aligned, and consequently, March was a profitable month,” Mr. Sanfilippo added. “Acquisition costs for pecans and cashews have continued to increase since our price increases were communicated to our customers in the second quarter of the current fiscal year. If price increases cannot be implemented to offset these additional cost increases, we anticipate that these higher costs could result in a corresponding negative impact on margins for products containing these commodities in the fourth quarter,” Mr. Sanfilippo cautioned. “We continued to implement numerous cost savings initiatives throughout our entire organization during the third quarter, and we anticipate that these initiatives should offset some of the negative impact of high commodity costs on margins in the fourth quarter of fiscal 2011 and the first quarter of fiscal 2012. To assist our customers through this challenging time in our industry, we are aggressively managing product portfolios, pack sizes and promotional opportunities so they remain competitive in this environment,” Mr. Sanfilippo concluded.
Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, including a decline in sales to one or more key customers; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) any negative impact of our increased product prices on the demand for or sales of our products; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to lessen the negative impact of competitive and pricing pressures; (vii) losses associated with product recalls or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the group that owns the majority of the Company’s voting securities (which may make a takeover or change in control more difficult), including the effect of the agreements pursuant to which such group has pledged a substantial amount of the Company’s securities that it owns; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety; (xi) the Company’s ability to do business in emerging markets; (xii) uncertainty in economic conditions, including the potential for another economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the risk that expected synergies, operational efficiencies and cost savings from the OVH acquisition may not be fully realized or realized within the expected timeframe and the risk that unexpected liabilities may arise from the OVH acquisition; (xv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control and (xvi) the adverse effect of increased employment-related legal claims against the Company, which have become more prevalent in the current economic environment, including potential unfavorable outcomes exceeding amounts accrued.
John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut based products that are sold under a variety of private labels and under the Company’s Fisher®, Orchard Valley HarvestTM and Sunshine Country® brand names.
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JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Thirty-nine Weeks Ended
	March 24,	March 25,	March 24,	March 25,
	2011	2010	2011	2010
Net sales	$137,442	$113,194	$507,830	$420,076
Cost of sales	127,456	99,641	450,067	349,913

Gross profit	9,986	13,553	57,763	70,163

Operating expenses:
Selling expenses	10,985	8,629	32,972	29,176
Administrative expenses	6,602	6,324	19,019	17,295

Total operating expenses	17,587	14,953	51,991	46,471

(Loss) income from operations	(7,601)	(1,400)	5,772	23,692

Other (expense):
Interest expense	(1,657)	(1,366)	(4,747)	(4,152)
Rental and miscellaneous (expense), net	(277)	(285)	(784)	(926)

Total other expense, net	(1,934)	(1,651)	(5,531)	(5,078)

(Loss) income before income taxes	(9,535)	(3,051)	241	18,614
Income tax (benefit) expense	(3,910)	(1,151)	(385)	6,928

Net (loss) income	$(5,625)	$(1,900)	$626	$11,686

Basic (loss) earnings per common share	$(0.53)	$(0.18)	$0.06	$1.10

Diluted (loss) earnings per common share	$(0.53)	$(0.18)	$0.06	$1.09

Weighted average shares outstanding
— Basic	10,676,192	10,642,304	10,667,786	10,633,655

— Diluted	10,676,192	10,642,304	10,766,060	10,714,386

JOHN B. SANFILIPPO & SON, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands, except per share amounts)

	March 24,	June 24,	March 25,
	2011	2010	2010
ASSETS
CURRENT ASSETS:
Cash	$798	$1,437	$754
Accounts receivable, net	39,925	39,894	35,088
Inventories	158,048	114,360	124,574
Deferred income taxes	4,572	4,486	4,905
Income taxes receivable	1,494	104	—
Prepaid expenses and other current assets	3,464	4,499	4,020

	208,301	164,780	169,341

PROPERTIES, NET:	156,132	164,203	162,123

OTHER ASSETS:
Intangibles	14,432	16,121	249
Goodwill	5,662	5,454	—
Other	7,168	7,723	7,917

	27,262	29,298	8,166

	$391,695	$358,281	$339,630

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$72,850	$40,437	$24,368
Current maturities of long-term debt	14,835	15,549	11,297
Accounts payable	35,307	29,625	30,326
Book overdraft	7,771	2,061	6,284
Accrued expenses	23,725	27,959	25,524
Income taxes payable	—	—	1,817

	154,488	115,631	99,616

LONG-TERM LIABILITIES:
Long-term debt	40,141	42,680	46,917
Retirement plan	10,055	9,951	8,150
Deferred income taxes	4,370	4,569	5,694
Other	1,149	5,556	1,261

	55,715	62,756	62,022

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	82	82	82
Capital in excess of par value	102,398	101,787	101,620
Retained earnings	83,228	82,602	79,863
Accumulated other comprehensive loss	(3,038)	(3,399)	(2,395)
Treasury stock	(1,204)	(1,204)	(1,204)

	181,492	179,894	177,992

	$391,695	$358,281	$339,630